Exhibit 99.1

Contacts:	Donald H. Anderson, President/CEO
Randall J. Larson, Executive Vice President/CFO
303-626-8200

TransMontaigne Inc. Commences a Cash Tender Offer and Consent
Solicitation for its 9-1/8% Senior Subordinated Notes due 2010

Monday, July 24, 2006	Immediate Release

Denver, Colorado — TransMontaigne Inc. (NYSE: TMG) today announced that it has commenced a cash tender offer and consent solicitation for all of the $200,000,000 aggregate principal amount of 9-1/8% Senior Subordinated Notes due 2010 of the Company (the “Notes”) (CUSIP No. 893934AB5 and ISIN US893934AB55).  In connection with the offer, TransMontaigne is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants and certain events of default and other provisions in the indenture governing the Notes.  The offer will expire at 11:59 p.m. midnight, New York City time, on August 18, 2006, unless extended or earlier terminated (the “Expiration Date”).

The total consideration to be paid for each $1,000 principal amount of Notes validly tendered and accepted in the offer, including the consent payment referred to below, will be based on a fixed spread of 50 basis points over the yield of the 3-1/2% U.S. Treasury Notes due May 31, 2007, as calculated by the dealer manager in accordance with standard market practice as of 2:00 p.m., New York City time, on the price determination date.  Accrued and unpaid interest to, but not including, the settlement date will be paid on all Notes tendered and accepted.  The price determination date is expected to be on or about August 4, 2006.

In order to receive the total consideration, holders are required to tender their Notes at or prior to 5:00 p.m., on August 4, 2006, unless extended (the “Consent Date”).  Holders who tender their notes after the Consent Date and prior to the expiration of the offer will receive the total consideration referred to above, less the consent payment of $30.00 per $1,000 principal amount of Notes.  Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.  Tendered Notes may not be withdrawn after the Consent Date, except in limited circumstances.

The offer is being made in connection with the Company’s previously announced merger with a subsidiary of Morgan Stanley Capital Group Inc. and is subject to the satisfaction of certain conditions, including the receipt, prior to the Consent Date, of consents of holders representing a majority in principal amount of the outstanding Notes and the prior or contemporaneous consummation of the merger.  The terms of the offer are described in the Offer to Purchase and Consent Solicitation Statement dated July 24, 2006, copies of which may be obtained from Global Bondholder Services, the information agent for the offer, at (866) 795-2200 (US toll free) and (212) 430-3774 (collect).

TransMontaigne has engaged Morgan Stanley & Co. Incorporated to act as the exclusive dealer manager and solicitation agent in connection with the offer.  Questions regarding the offer may be directed to Morgan Stanley & Co. Incorporated, at (800) 624-1808 (US toll-free) and (212) 761-5746 (collect), attention Jeremy Warren.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities.  The offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated July 24, 2006.

Additional Information and Where to Find It

On June 23, 2006, TransMontaigne filed a current report on Form 8-K with the Securities and Exchange Commission (“SEC”), which contained the merger agreement and related documents.  On July 7, 2006, TransMontaigne filed revised proxy materials with the SEC and, subject to compliance with applicable SEC regulations, will mail to its stockholders definitive proxy materials regarding the merger transaction.  Such proxy materials will contain information about TransMontaigne, the proposed merger and related matters. Stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the proposed merger. In addition to receiving the proxy statement from TransMontaigne by mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about TransMontaigne, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from TransMontaigne at http://www.transmontaigne.com.

This announcement is neither a solicitation of proxy, an offer to purchase, nor a solicitation of an offer to sell shares of TransMontaigne. TransMontaigne and its executive officers and directors may be deemed to be participants in the solicitation of proxies from TransMontaigne’s stockholders with respect to the proposed merger. Information regarding any interests that TransMontaigne’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

About TransMontaigne Inc.

TransMontaigne Inc. is a refined petroleum products marketing and distribution company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. The Company’s principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) marketing and distribution, (iii) supply chain management services and (iv) managing the activities of TransMontaigne Partners L.P. (NYSE: TLP).  The Company’s customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products.  Corporate news and additional information about TransMontaigne Inc. is available on the Company’s web site: www.transmontaigne.com

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  These forward-looking statements include statements regarding the proposed transactions.  These statements are based on the current expectations of management of TransMontaigne.  There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document.  For example, (1) the offer may not close because (x) a sufficient number of holders have not tendered their consent, or (y) the merger is not consummated as (A) TransMontaigne may be unable to obtain stockholder approval required for the merger transaction; (B) conditions to the closing of the merger transaction may not be satisfied or the merger agreement may be terminated prior to closing; (C) the merger transaction may involve unexpected costs or unexpected liabilities; (D) the businesses of TransMontaigne may suffer as a result of uncertainty surrounding the merger transaction; and (2) TransMontaigne may be adversely affected by other economic, business, and/or competitive factors.  Additional factors that may affect the future results of TransMontaigne are set forth in our Annual Report on Form 10-K for the year ended June 30, 2005 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 as filed with the SEC, which are available at www.transmontaigne.com.  TransMontaigne undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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